Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
GRI Bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	1,577,829 (1)	$0.8405 (2)	$1,326,165.28	0.00015310	$203.04	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-		-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amount					$1,326,165.28		$203.04
	Total Fees Previously Paid							-	-
	Total Fee Offsets							-	-
	Net Fee Due							$203.04
(1) The amount registered consists of up to an aggregate of 1,577,829 shares of our common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of (i) Series D-1 Warrants to purchase 762,236 shares of Common Stock, (ii) Series D-2 Warrants to purchase 762,236 shares of Common Stock and (iii) Placement Agent Warrants to purchase 53,357 shares of Common Stock, to be offered by the selling stockholders named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) The proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on the Nasdaq Capital Market on November 11, 2024.